Exhibit 10.4

BOARD ADVISER AGREEMENT

This Board Adviser Agreement (the "Agreement") is made effective as of June 1, 2016 (the “Effective Date”) by Lion Biotechnologies, Inc., a Nevada corporation (the "Company"), and Dr. Elma Hawkins (the "Adviser").

WHEREAS, the Adviser has previously served as the Company's President and Chief Executive Officer and as a member of the Company’s Board of Directors (the "Board"); and

WHEREAS, the Board desires to obtain the advice and counsel of the Adviser regarding the Company's business, technology and products; and

WHEREAS, the Board would like to engage the Adviser to act as an adviser to the Board, and the Adviser is willing to provide advice and services to the Board on the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Service as an Adviser. The Adviser shall serve as an adviser to the members of the Board and senior management on a non-exclusive basis for the term of this Agreement. The Adviser shall perform services hereunder as an independent contractor and not as an employee, agent, joint venturer or partner of the Company. The Adviser shall have no power or authority to act for, represent or bind the Company or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by the Company and the Adviser. The Adviser agrees to take no action that expresses that the Adviser has such power or authority, and the Adviser shall use reasonable efforts to not take any action that would imply to a reasonable observer that the Adviser has such power or authority.

2.    Duties. During the term of this Agreement, the Adviser will use its commercially reasonable efforts to provide advice and counsel to the members of the Board as may be reasonably requested from time to time, including by rendering the services described on Schedule 1 to this Agreement to the Board. The Adviser will report directly to the Board or the Company’s chief executive officer in the course of performing the Adviser's duties, unless otherwise expressly directed by the Board.

3.    Term. This Agreement shall have a term of 90 days. This Agreement may be terminated by (i) the Adviser at any time, with or without reason, by written notice to the Company, and (ii) the Company with written notice any time only if the Adviser (a) terminates or breaches that certain Severance Agreement and General Release entered into by the Company and Adviser immediately prior to the execution of this Agreement, (b) fails to timely provide the services required hereunder within a commercially reasonable time or otherwise materially breaches this Agreement, or (c) provides any services, as an employee, officer, director, consultant or otherwise, to any company or entity that competes directly with the Company; provided further that in each such case the provisions of Section 6, and Section 7 shall survive any termination or expiration of this Agreement. In the event this Agreement is terminated by either party, the Company shall pay pro rata fees and unpaid expenses through the termination date to the Adviser promptly thereafter.

4.    Fees. As compensation for the Adviser's services under this Agreement, the Company shall pay to the Adviser $10,000, in arrears, for each 30-day period, commencing on the Effective Date, during which this Agreement is in effect. The Company shall not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker's compensation insurance on the Adviser's behalf. The Adviser is solely responsible for the payment of all taxes and contributions on the Adviser's behalf.

5.    Expenses. The Company agrees to promptly reimburse the Adviser for reasonable out-of-pocket expenses incurred in connection with the Adviser's services, provided that any single expense item in excess of $500 or aggregate monthly expenses in excess of $1,000 shall be pre-approved by the Company, and the Adviser shall provide appropriate documentation of all expenses.

6.    Indemnification. In the performance of services, the Adviser shall be obligated to act only in good faith, and shall not be liable to the Company for errors in judgment that are not the result of intentional misconduct. The Company agrees to indemnify and hold harmless the Adviser from and against any and all losses, claims, expenses, damages or liabilities, joint or several, (including the costs of any investigation and all reasonable attorneys' fees and costs) to which the Adviser may become subject or incurred by the Adviser, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the services rendered by the Adviser under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of the Adviser's intentional misconduct, fraud, or material breach this Agreement. The terms and provisions of this Section 6 shall survive termination or expiration of this Agreement.

7.     Confidential Information; Developments.

7.1       As used in this Agreement, "Confidential Information" means any and all confidential or proprietary technical, trade and business information furnished, in any medium, or disclosed in any form or method, including orally, by the Company to the Adviser during Adviser’s employment with the Company or during the term of this Agreement, or discovered by the Adviser through any means, including observation, including, but not limited to, information about the Company's employees, officers, directors, suppliers, customers, affiliates, businesses and business relationships; manufacturing processes and methods, operating technique, practice, plan or strategy, sources of supply, financial data and know-how, financial projections, business plans, research data, capabilities, inventions, methods and trade secrets, scientific and technical data, inventions, processes, formulae, and other trade secrets, and such other information normally understood to be confidential or otherwise designated as such in writing by the Company, as well as information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Adviser. Confidential Information shall not include:

(i)      information that is publicly available as of the date of this Agreement; or

(ii)     information that subsequently becomes publicly available or generally known in the industry through no fault of the Adviser, provided that such information shall be deemed Confidential Information until such time as it becomes publicly available or generally known.

7.2      The Adviser shall retain all Confidential Information in confidence and shall comply with any and all procedures adopted from time to time to protect and preserve the confidentiality of any Confidential Information. The Adviser shall not at any time, during or after the term of this Agreement, directly or indirectly, divulge, use or permit the use of any Confidential Information, except as required by the Adviser's services under this Agreement. Adviser agrees to employ reasonable steps to protect Confidential Information from unauthorized or inadvertent disclosure, but at a minimum to the same extent as the Adviser protects the Adviser's own confidential information of similar value. Upon expiration or termination of this Agreement and upon the Company's request during the term of this Agreement, the Adviser shall promptly destroy, or return at the Company’s option and expense, any and all tangible Confidential Information (whether written or electronic) to the Company, including all copies, abstracts or derivatives thereof.

7.3      The Company shall own all right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Adviser or jointly with others in the course of the Adviser's performance of services under this Agreement or using the Company's Confidential Information (collectively, "Developments"). The Adviser agrees to make full and prompt disclosure to the Company of all Developments and provide all Developments to the Company. Adviser hereby assigns to the Company or its designee all of the Adviser's right, title and interest in and to any and all Developments. The Adviser agrees to cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of intellectual property rights (both in the United States and foreign countries) relating to any Developments. The Adviser shall sign all documents which may be reasonably necessary or desirable in order to protect the Company's rights in and to any Development, and the Adviser hereby irrevocably designates and appoints each officer of the Company as the Adviser's agent and attorney-in- fact to execute any such documents on the Adviser's behalf, and to take any and all actions reasonably necessary or desirable in order to protect its rights and interests in any Development. Notwithstanding anything to the contrary above, this Section 7.3 does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Adviser's own time, unless the invention results from any work performed by the Adviser for the Company under this Agreement.

7.4      The Adviser acknowledges that the Company competes with other businesses that are or could be located anywhere; that the provisions of this Agreement are reasonable and necessary to protect and preserve the Company's business interests; and that the unauthorized disclosure, use or disposition of any Confidential Information in breach of this Agreement may cause irreparable harm and significant injury for which there is no adequate remedy at law. Accordingly, the parties agree the Company shall have the right to seek immediate injunctive relief in the event of any breach or threatened breach of the obligations in this Section 7, without security or bond, in addition to any other remedies that may be available to the Company at law or in equity. The terms and provisions of this Section 7 shall survive termination or expiration of this Agreement.

8.     Publicity. The Company shall, with prior written approval by the Adviser, have the right to use the name, biography and picture of the Adviser on the Company's website, marketing and advertising materials during the term of this Agreement.

9.     Other Relationships. The Company acknowledges that the Adviser may provide business and financial consulting services and advice of the type contemplated by this Agreement to others. During the term of this Agreement, the Adviser shall provide the Company with prior written notice if the Adviser intends to provide any services, as an employee, officer, director, consultant or otherwise, to any company or entity that competes directly with the Company, which written notice shall include the name of the competitor.

10.      No Conflicts. The Adviser represents and warrants to the Company that the Adviser is free to enter into this Agreement and the services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which the Adviser is bound.

11.     Notices. Notices are to be delivered in writing, in the case of the Company, to 112 West 34th Street, 18th Floor, New York, New York 10120, Attention: Chief Executive Officer, and in the case of the Adviser, to 84 Fox Hollow Lane, Southampton, New York 11968, or to such other address as may be given by each party from time to time in under this Section. Notices shall be deemed properly given upon personal delivery, the day of delivery by overnight carrier, or three (3) days after deposit in the U.S. mail.

12.      Parties in Interest. This Agreement is made solely for the benefit of the Adviser and the Company. No other person shall acquire or have any right under or by virtue of this Agreement.

13.     Entire Agreement; Amendments; Severability; Counterparts. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument.

14.     Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to conflict of law principles. Any action arising out of this agreement shall be brought exclusively in a court of competent jurisdiction located in New York, New York.

15.     Authority. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Adviser.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LION BIOTECHNOLOGIES, INC.

By:	/s/ Molly Henderson
Name:	Molly Henderson
Title:	Chief Financial Officer

ELMA HAWKINS

/s/ Elma Hawkins

Schedule 1

Duties

As a Board Adviser, you shall:

•	Attend and participate in up to three meetings of the Board. Your attendance at Board meetings shall be at the Board's invitation only. If you are invited to attend a Board meeting, your status will be as an observer, without any right to vote on matters submitted to a vote of the Board.

•	Participate in up to six advisory calls with members of the Board which shall last no one than one (1) hour each.

•	Be available upon reasonable advance notice to provide telephonic guidance and consultation to members of the Board and/or the Company's Chief Executive Officer on as as-needed basis.

The total number of hours that Adviser shall be required to provide services under this Agreement shall not exceed twenty (20) hours in each of the three 30-day periods of this Agreement.

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